Exhibit 10.19
AMENDMENT NO. 2 TO RECEIVABLES PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO RECEIVABLES PURCHASE AGREEMENT, dated as of February 16, 2016 (“Amendment”), to the Receivables Purchase Agreement dated as of December 22, 2009, as amended from time to time (“Agreement”), between AGCO CORPORATION (“Seller”) and AGCO FINANCE LLC (“Purchaser”).

WHEREAS, the Seller and Purchaser have agreed to amend and modify the Agreement to create a loss pool for certain Receivables Purchaser would not purchase from Seller under the Agreement without the existence of the loss pool provided by Seller; and

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto wish to amend the Agreement and accordingly agree as follows:

1.     Amendment to the Receivables Purchase Agreement: The following changes are made to the Agreement:

a.    The following is added as Section 5.03: “Section 5.03    Loss Pool. Purchaser may purchase certain Eligible Unsecured Receivables from Seller in accordance with the terms and conditions of this Agreement that Purchaser would not have purchased without the inclusion of such Eligible Unsecured Receivables in the credit loss pool attached to the Agreement as Exhibit D, which may be amended from time to time upon mutual, written consent of the parties (“Loss Pool”). The Eligible Unsecured Receivables covered by the Loss Pool shall not count against the limit on Eligible Unsecured Receivables set forth in the proviso of the definition of “Eligible Unsecured Receivables” in Section 1.01 of this Agreement.”

b.    As an additional inducement to Purchaser to enter into this Amendment, the following is added as the third sentence of Section 4.01(s): “The Seller represents that it has complied and will continue to comply in all material respects with the AGCO Credit and Collection Policy with regard to each Receivable included in each Subsequent Portfolio and the related Contract.”

2.    Additional Terms.

a.    Inclusion of Exhibit D. Exhibit D referenced in Section 1 of this Amendment is attached hereto.

b.    Miscellaneous. The provisions of Section 9 of the Agreement are incorporated into this Amendment by reference and made a part hereof unless expressly stated otherwise in this Amendment. If at any time any provision of this Amendment shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any provision of this Amendment and the Agreement. The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties concerning the subject matter hereof and incorporates all representations made in connection with negotiation of the same. The terms hereof may not be terminated, amended, supplemented or modified orally, but only by a written instrument duly authorized by each of the parties hereto. The Agreement, including this Amendment, shall be binding on and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Amendment may be executed by one or more of the parties on any number of separate counterparts each of which counterparts shall be an original, but all of which when together shall be deemed to constitute one and the same instrument. The definitions of any capitalized terms in this Amendment not specifically defined in this Amendment shall be governed by the Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the abovementioned date.

AGCO CORPORATION		AGCO FINANCE LLC

By:	/s/ David Williams	By:	/s/ Amy V. Hester
	Name: David Williams		Name: Amy Ventling Hester
	Title: Vice President and Treasurer		Title: C.E.O.

EXHIBIT D - CREDIT LOSS POOL FOR CERTAIN ELIGBLE UNSECURED RECEIVABLES

1.Subject to the terms and conditions of the Agreement, Purchaser agrees to consider for purchase Eligible Unsecured Receivables originated by the Seller with certain Eligible Dealers who are listed on Schedule I of this Exhibit D (“Loss Pool Receivables”), which may be updated by the parties upon mutual written agreement from time to time, which shall be covered by a credit loss pool (“Loss Pool”) established to encourage Purchaser to purchase the Loss Pool Receivables.
2.All Loss Pool Receivables purchased by Purchaser shall be supported by the Loss Pool as follows:
a.Subject to the Maximum Annual Pool (as defined below), the Seller will reimburse the Purchaser for the Pool Unrecovered Investment (as defined below) incurred or realized by the Purchaser during the twelve (12) month period ending on November 30 of each calendar year during the term of the Agreement (each such period, “Pool Coverage Period”). Such Pool Unrecovered Investment shall be paid no later than thirty (30) days after the end of the applicable Pool Coverage Period as provided for in Section 2f below.
b.For each Pool Coverage Period, “Maximum Annual Pool” shall be determined as of November 30 each year in accordance with the following matrix:

Average Portfolio (USD)	Maximum Annual Pool
Less than $50,000,000	5.00% of Average Portfolio
$50,000,001 to $75,000,000	4.50% of Average Portfolio
$75,000,001 to $100,000,000	4.00% of Average Portfolio
$100,000,001 and above	3.75% of Average Portfolio

c.“Average Portfolio” will be calculated annually as of November 30 each year as the average outstanding balance of Loss Pool Receivables purchased by the Purchaser during the prior twelve (12) month period ending on November 30 (or, in the case of the first calculation of the Average Portfolio, which will occur as of November 30, 2016, from the date of the Purchaser's first purchase of one or more Loss Pool Receivables to November 30, 2016). For the Pool Coverage Period ending November 30, 2016, the Maximum Annual Pool shall equal the greater of (i) 5.00% of the Average Portfolio purchased from the Purchaser’s first purchase of one or more Loss Pool Receivables or (ii) $1,200,000.
d.“Pool Unrecovered Investment” means any losses, which for this purpose includes reasonable costs and expenses (including reasonable attorney fees and expenses) in connection with the exercise of Collection Rights, incurred or realized by the Purchaser with respect to (i) any Loss Pool Receivables which are not paid in full by the related Obligors on the applicable due date ("Payment Default"), and which are subsequently not paid in full within ninety (90) days of such default, and (ii) any default on a Loss Pool Receivable other than a Payment Default, which default adversely affects the Purchaser's (or the servicer's) ability to collect the Loss Pool Receivable, including but not limited to a sale out of trust, lost/stolen/missing equipment, Dealer bankruptcy, fraud and other breach of contract. The Pool Unrecovered Investment during the respective Pool Coverage Period will be capped at the respective Maximum Annual Pool.
e.The Purchaser will use commercially reasonable efforts to (i) calculate the Average Portfolio, the Maximum Annual Pool and the Pool Unrecovered Investment relating to each Pool Coverage Period, and (ii) report to the Seller the Average Portfolio, the Maximum Annual Pool Amount and the Pool Unrecovered Investment for each Pool Coverage Period (x) on a monthly basis during the respective Pool Coverage Period within fifteen (15) days after the end of each calendar month and (y) at least once after the end of the respective Pool Coverage Period prior to the next Subsequent Purchase Date which follows the end of the respective Pool Coverage Period.
f.If the Pool Unrecovered Investment is greater than Zero Dollars ($0.00) at the end of the respective Pool Coverage Period, then the Pool Unrecovered Investment for the respective Pool Coverage Period shall be applied as an offset against the aggregate Purchase Price of Sold Receivables purchased by the Purchaser from the Seller at the next Subsequent Purchase Date(s). After Purchaser receives the Pool Unrecovered Investment from Seller, Purchaser acknowledges and agrees that if Purchaser receives payment on the applicable Loss Pool Receivable (“Future Receivable Recovery”), Purchaser will first apply the Future Receivable Recovery to any outstanding balance of the applicable Loss Pool Receivable minus the applicable Pool Unrecovered Investment received from Seller for the applicable Loss Pool Receivable. After Purchaser has recovered the total outstanding balance of the Loss Pool Receivable, Purchaser will transfer to Seller any additional Future Receivable Recovery up to the Pool Unrecovered Investment received from Seller for the applicable Loss Pool Receivable with any additional Future Receivable Recovery being retained by Purchaser. Payment of the Future Receivable Recovery shall be made within ninety (90) days of such recovery via direct payment or offset of amounts owed by Seller. Nothing in this Section 2f shall be construed as requiring Purchaser to attempt any specific collection activities after payment of the Pool Unrecovered Investment by Seller.
3.This Loss Pool shall enter into full force and effect upon the execution of the Amendment No. 2 to Receivables Purchase Agreement and shall remain in full force and effect until the earlier: (i) a written agreement between the parties modifying or terminating this Loss Pool, or (ii) the termination of the Agreement pursuant to Section 2.06 of the Agreement. It is acknowledged and agreed Seller sold to Purchaser certain Eligible Unsecured Receivables on or about January 31, 2016 that were originated by Seller with the Eligible Dealers listed on Schedule I that will be treated as Loss Pool Receivables pursuant to this Loss Pool.
The terms and conditions of this Loss Pool, incorporated as Exhibit D to the Agreement, are acknowledged and agreed to by undersigned parties as of February 16, 2016.

AGCO CORPORATION		AGCO FINANCE LLC

By:	/s/ David Williams	By:	/s/ Amy V. Hester
	Name: David Williams		Name: Amy Ventling Hester
	Title: Vice President and Treasurer		Title: C.E.O.

SCHEDULE I to Exhibit D (Dealers for Loss Pool Receivables
Butler Machinery
Empire Southwest
Holt Agribusiness
Peterson CAT
Ziegler Ag. Equipment
Ohio Ag. Equipment
Whayne Supply
Wagner Equipment
Holt of California
Quinn Company
Kelly Tractor
Thompson Machinery
Atlantic and Southern
Altorfer, Inc.
Ringpower
Tractor & Equipment
This Schedule I to Exhibit D is acknowledged and agreed to by undersigned parties as of February 16, 2016.

AGCO CORPORATION		AGCO FINANCE LLC

By:	/s/ David Williams	By:	/s/ Amy V. Hester
	Name: David Williams		Name: Amy Ventling Hester
	Title: Vice President and Treasurer		Title: C.E.O.